As filed with the Securities and Exchange Commission on April 13, 2006	Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

QSOUND LABS, INC.
(Exact name of Registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of Incorporation or organization)	98-0152203 (I.R.S. Employer Identification No.)

400 – 3115 12th Street NE
Calgary, Alberta T2E 7J2
Address of Principal Executive Offices

M. Patty Chakour
5742 E. Le March Avenue, Scottsdale AZ 85254
(602) 375-6468
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:
Kimberley Anderson
Dorsey and Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101

_________________

Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this registration statement as the Selling Shareholder shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ___________________

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed toregister additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares	500,000	$4.06 (2)	$2,030,000	$217.21

Common Shares to be issued upon	75,000	$7.77 (3)	$582,750	$62.35
exercise of warrants

Common Shares to be issued upon	400,000	$4.50 (3)	$1,800,000	$192.60
exercise of warrants

Common Shares to be issued upon	307,692	$3.25 (3)	$999,999	$106.99
conversion of note

Total	1,282,692		$5,412,749	$579.15

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (g) under the Securities Act of 1933, as amended.
(2)	Based on the average of the high and low prices of our common stock reported on the NASDAQ Capital Market for April 10, 2006.
(3)	Based on the actual warrant exercise price and note conversion price per Rule 457(g).

Page 1 of 22 pages.    Exhibit Index begins at page 22.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and the selling shareholder is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION

April ***, 2006

QSOUND LABS, INC.

1,282,692 COMMON SHARES

We are registering 1,282,692 common shares of QSound Labs, Inc. for resale by the selling shareholders. The selling shareholders acquired 500,000 common shares upon the exercise of a warrant, and upon purchase of a portion of the shares issued upon the exercise of the warrant. 307,692 shares are issuable upon the exercise of a convertible loan and 475,000 are issuable upon the exercise of warrants.

The selling shareholders may offer the common shares from time-to-time at market prices prevailing at the time of the sales or at negotiated prices. See Plan of Distribution beginning on page12. We will not receive any proceeds from the sale of these shares.

Our common shares are listed on the NASDAQ Capital Market under the symbol QSND. On April 10, 2006 the closing price of the shares was $3.96.

Investing in our common shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is ___________, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
ABOUT QSOUND LABS	3
THE OFFERING	4
ABOUT THIS PROSPECTUS	5
INFORMATION ON OUTSTANDING SHARES	5
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	6
SELLING SHAREHOLDERS	10
PLAN OF DISTRIBUTION	12
ENFORCEABILITY OF CIVIL LIABILITIES	13
CAPITALIZATION AND INDEBTEDNESS	13
DESCRIPTION OF SECURITIES	14
MARKETS	14
DIVIDEND POLICY	15
USE OF PROCEEDS	15
EXPENSES	15
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN GET MORE INFORMATION	16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16

Note: All references to dollar amounts in this prospectus are stated in United States Dollars unless otherwise stated. On July 9, 2001 our shareholders approved a one-for-four share consolidation. Unless otherwise indicated, all share and option figures in this prospectus have been adjusted retroactively to reflect the share consolidation. QSound prepares its financial statements in accordance with Canadian generally accepted accounting principles and all amounts set out here are based on this premise. Material differences to US generally accepted accounting principles are set out in Note 22 to the 2005 Annual Consolidated Financial Statements incorporated by reference herein.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

The terms “QSound”, “our company”, “the company”, “we”, “us” and “our” as used in this prospectus on Form F-3 refer to QSound Labs, Inc. and its subsidiaries, including QSound Ltd., QCommerce Inc. and QTelNet Inc., as a combined entity, except where the context requires otherwise.

ABOUT QSOUND LABS

QSound is engaged in three business segments:

a)     Audio Business Segment Since its inception in 1988 QSound has established itself as one of the world’s leading audio technology companies, and we derive most of our revenues from this business segment. QSound develops, markets and distributes multimedia software solutions and licenses algorithms based on our patented, proprietary audio technology portfolio. Our strategy is to focus on new products and technologies targeted for high-growth markets where the technical barriers to entry are high, and where we can lever our audio technology expertise to penetrate the market. We generate revenues by licensing to original equipment manufacturers and chip manufacturers in the mobile and handheld devices, computer multimedia and consumer electronics markets, through sales of QSound-enabled analog chips to consumer electronics manufacturers, and by selling downloadable software products for Internet streaming audio, primarily through third parties and also directly, to consumers over the Internet.

b)     Internet Telephony Business Segment Our wholly owned Alberta subsidiary QTelNet Inc. has developed and sells Internet telephony products under the brand-name FreeRide™. We target the small to medium sized business and enterprise branch office market, offering Freeride™ products that enable these businesses to eliminate long distance charges between offices and to expand existing switchboards to encompass remote teleworkers or offices. QTelNet continues to develop new VoIP applications.

c)     E-commerce Business Segment Our wholly owned Washington subsidiary QCommerce Inc. provides electronic commerce services that enable electronic commerce for small businesses. QCommerce provides our existing client base of Web merchants with all of the tools necessary to set up and operate an on-line store, and with marketing and advertising services to drive targeted traffic to the store.

QSound’s principal executive office is located at 400 – 3115 12th Street NE, Calgary, Alberta, Canada T2E 7J2 and it’s phone number is (403) 291-2492.

THE OFFERING

This prospectus covers up to 1,282,692 common shares to be sold by the selling shareholders identified in this prospectus.

Shares offered by the selling shareholders	1,282,692 common shares(1)

Offering price	Determined at the time of sale by the selling shareholders

Common shares outstanding prior to this offering as of April 11, 2006	9,229,785 shares

Common shares outstanding following this offering if all shares are sold(2)	10,012,477 shares

Common shares owned by the selling shareholders following this offering if all shares are sold	1,209,118 shares

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own account.

Risk Factors	You should read the "Risk Factors" section beginning on page 6, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

NASDAQ Capital Market	QSND

_________________

(1)	500,000 of these shares were acquired by a selling shareholder upon the exercise of a warrant to purchase 500,000 shares at the exercise price of $1.04. The warrant holder has sold by way of private sale 150,000 of these shares to four selling shareholders, and has retained 350,000 shares. 307,692 shares are issuable upon conversion, at the option of the holders, of a convertible promissory note in the amount of $1,000,000 convertible into common shares at the conversion price of $3.25 per share. 75,000 shares may be acquired by a selling shareholder upon the exercise of warrants to exercisable at $7.77 until December 17, 2009 issued by the Company for services and 400,000 shares may be acquired by selling shareholders upon the exercise of warrants exercisable at $4.50 until March 27, 2011 issued by the Company in connection with the convertible promissory note financing.

(2)	This figure is based on the number of common shares outstanding as of April 11, 2006 and assumes full conversion of the convertible note and full exercise of the warrants held by selling shareholders in accordance with footnote 1 and sale of the resulting common shares during the effectiveness of the registration statement that includes this prospectus. The selling shareholders who hold the convertible promissory note are not required to convert the loan and the selling shareholders who hold the warrants are not required to exercise their warrants. The selling shareholders are not required to sell their outstanding shares or any shares issued upon conversion of the convertible promissory note or upon exercise of their warrants. See "Plan of Distribution."

ABOUT THIS PROSPECTUS

We are registering 1,282,692 common shares of QSound Labs, Inc. for resale by the selling shareholders.

On December 16, 2004, we issued warrants to purchase up to 75,000 common shares exercisable at $7.77 per share with a five year term, as compensation for services. The closing price of our common shares on the NASDAQ Capital Market on December 16, 2004 was $7.05. These warrants are subject to cashless exercise and to customary anti-dilution adjustments. We have agreed to include these warrants and the shares issuable upon exercise of this warrant in any short form registration statement we file while the warrants or the shares issuable upon exercise of these warrants are outstanding.

On March 27, 2006, we entered into a convertible loan agreement for $1,000,000. The loan bears interest at U.S. prime rate, payable quarterly. The term of the loan is the shorter of five years or the date of conversion. The amount owed can be converted to common shares for $3.25. per share at any time at the option of the lenders. The closing price of our common shares on the NASDAQ Capital Market on March 27, 2006 was $4.05. We agreed to a conversion price slightly below the then market price since the securities issuable under the loan would be restricted securities and would lack liquidity until such time as we were able to bring a registration statement to effectiveness. We believe such discounts are typical in similar arrangements by publicly-traded companies and it was required by our lenders in this instance. If we issue securities (excluding employee options) convertible into common shares at a price lower than the conversion price we have agreed to adjust the lenders’ conversion price to such lower price. The number of shares issuable upon conversion of the loan and the conversion price are subject to adjustment if we consolidate, subdivide or reclassify our shares or amalgamate with another company.

In connection with the loan, we issued warrants to purchase up to 400,000 common shares at the exercise price of $4.50 per share, exercisable for 5 years. If we issue securities (excluding employee options) convertible into common shares at a price lower than the warrant exercise price we have agreed to adjust the warrant exercise price to such lower price. The number of shares issuable upon the exercise of the warrants and the exercise price are subject to adjustment if we consolidate, subdivide or reclassify our shares or amalgamate with another company.

We have agreed to file a short form registration statement to register the shares issuable upon the conversion of the loan and the exercise of the related warrants.

On March 31, 2006 a warrant holder exercised its warrant to purchase 500,000 common shares at the exercise price of $1.04 per share. The holder subsequently sold 150,000 of these shares by way of private sale to four of the selling shareholders. We have agreed to file a short form registration statement covering the common shares issued upon exercise of the warrant within fifteen days of the date of delivery to the warrant holder of the shares issuable upon exercise of the warrant.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

INFORMATION ON OUTSTANDING SHARES

The number of common shares outstanding before and after this offering are set forth below:

•	Common shares outstanding before the offering as of April 11, 2006	9,229,785

•	Common shares to be outstanding after the offering assuming all shares are sold	10,012,477

The number set forth above for the common shares outstanding before this offering is the number of shares outstanding as of April 11, 2006. The numbers set forth above do not include; (i) 769,800 common shares that are issuable upon the exercise of outstanding options exercisable at prices ranging from $0.47 to $4.56 per share, with a weighted average exercise price of $ 1.17 per share; and (ii) 139,130 shares that are issuable upon the exercise of additional outstanding warrants exercisable at $9.12 per share.

The number set forth above for the common shares to be outstanding after this offering assuming all shares are sold includes common shares issuable upon the exercise of the 475,000 warrants included in this registration statement and 307,692 common shares issuable upon the conversion of a convertible promissory note in the amount of $1,000,000 at the conversion rate of $3.25 per share.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, reflecting management’s current expectations. These statements relate to our future plans, objectives, expectations and intentions. We use words such as “may,” “expect,” “anticipate,” “project,” “believe,” “plan,” “intend,” “future” and other similar expressions to identify forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that may cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed below in “Risk Factors”, and elsewhere in this prospectus.

RISK FACTORS

Please consider carefully the following risk factors and uncertainties which we face in our business, and other information contained in this prospectus, before investing in our common shares.

The following is a summary of certain risks and uncertainties that we face in our business. These risk factors should be read in conjunction with other cautionary statements which we make in this registration statement and in our other public reports, registration statements and public announcements. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly.

We were not profitable in 2005 or in 2004 in any of our business segments.  The IP telephony and e-commerce business units have never been profitable. Except for 2002, we have been only marginally profitable in previous years, and we have had to rely on the sale of our common shares, and in the past on debt financing, to fund our business operations.

With the exception of 2002, we have a history of losses and we have had to fund our operations through a combination of equity and debt financings. In 2005 we had revenues of $1,543,240 and operating expenses of $3,553,187, including cost of products sold of $179,781. The net loss for 2005 was $(2,550,708). In 2004 we had revenues of $2,213,178 and operating expenses of $4,174,154, including cost of products sold of $419,290.  The net loss for the year was $(1,925,946).  If we are not successful in enhancing revenues through increased sales of our products and technologies or the development and marketing of additional products, or if there is a material increase in our expenses, we may be unable to achieve profitability in the future. As a result, we may have to rely on the sale of shares and on debt financings in the future.  If we are unable to raise financing when and in the amount required, we may be required to cease operations.

Most of our audio industry revenues come from a limited number of accounts and a significant change in the performance or a loss of these accounts would have a material effect on our revenues.

The sources of our audio industry revenues are limited in number and a reduction in the performance, or expiration or termination, of any of these accounts, would have a material effect on our revenues and consequently, the company’s financial condition. In the event that we lose one or more of these accounts, our results of operation would suffer materially.

Our audio revenues depend primarily on license fees generated upon the sale of devices that incorporate our technology. As a result, we are highly dependent upon the sales efforts of the manufacturers of these products and market acceptance of their product offering.

Our primary business in the audio business revolves around entering into license agreements with semiconductor and handset manufacturers who wish to incorporate our microQ audio engine technology into their products. Under these agreements, we generate revenue based on the number of units incorporating our microQ audio engine produced by each manufacturer. Factors that contribute to performance of these products include, among others:

•	end-user demand;

•	timeliness, quality and pricing;

•	success or failure of distribution and commercialization efforts;

•	competition from similar or substitute products;

•	manufacturing uncertainties; and

•	general or regional economic conditions.

If these products do not meet the currently anticipated timeline or if these products are not widely accepted by consumers, our revenue stream may be delayed or may not materialize at all. As a consequence of the effect that these and similar factors may have on our licensees, customers and partners, we may from time to time experience significant fluctuations in our revenues, even on a quarterly basis and as a result, we believe that period-to-period comparisons for our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

To succeed in the audio industry we must be able to identify emerging technological and market trends, to enhance our existing technologies and develop new technologies, and to achieve and maintain wide distribution.

The audio industry is characterized by a number of factors including:

•	rapid technological changes;

•	short technology and product life cycles;

•	escalating pressure to provide improved audio solutions at increasingly lower prices;

•	frequent introduction of new technologies and products; and

•	development of audio enhancement technologies in-house by potential customers.

It is important for us to be able to identify emerging trends in the mobile devices, PC multimedia, consumer electronics and Internet audio environments, and to enhance our existing technologies and develop new technologies and products to meet these continually changing market requirements. The development of our products and technologies must continue to focus on technological superiority over the offerings of our competitors while meeting the needs of our customers and potential customers, including competitive pricing and expeditious completion of development. Additionally, there must be sufficient consumer interest in and demand for enhanced audio to motivate our customers to use our products and technologies in their offerings. If we do not continue to develop premium new technologies and products timely and cost effectively, we will not be able to achieve profitability in the audio industry.

Due to the rapid technological development in our field and changing regulatory and industry standards, our IP telephony technologies may become obsolete quickly.

The IP telephony industry is characterized by rapid technological advances, evolving industry standards and frequent new product introductions. Unless we continue development and improvement of our technologies to respond to advances in technology and changes in the regulatory landscape, our products may not be accepted by consumers or industry regulators. To keep pace with industry changes, we must continue to incur research and development costs which may not be offset by new and existing revenue streams.

Our products incorporate technologies licensed from a number of third parties. If we are unable to maintain these licenses on favorable terms or we are unable to effectively integrate these technologies, our revenues will suffer.

Our products incorporate a number of technologies licensed from third parties. If we are unable to maintain our relationships with these third parties on favorable terms or if we are unable to successfully integrate these technologies into our product line, we may need to revise our products, including by limiting product features or locating substitute technologies. Any modifications of our products would be costly and divert research and development efforts. As a result, our business and results of operations would suffer.

If we fail to obtain product standard certification in particular countries we will be unable to sell our IP telephony products in such countries. Any such limitations would adversely impact our revenues and business prospects.

Our IP telephony products must meet certain safety and radio-frequency emission standards. Products that connect to the telephone network must also meet certain standards aimed at protecting the network. Virtually all countries have developed their own sets of standards, which are not uniform. If we do not obtain certifications attesting that our products comply with the standards of the country where our equipment will be used, we will be unable to export our products to that country. Any such failure would adversely impact our revenues and business prospects.

Telecommunications failures, computer viruses, breaches of security or terrorist attacks could disrupt our IP telephony and e-commerce businesses by reducing consumer confidence in the Internet as a means of communication and commerce.

Internet communications are susceptible to interruptions resulting from factors including telecommunications failures, computer viruses, capacity limitations, breaches of security, terrorist attacks and vandalism. If one or a combination of these events causes consumers to lose confidence in the Internet as a means for communication or commerce, the growth of use of the Internet and reliance upon the Internet as an alternative to the telephone network would be negatively impacted. Any shift of consumers away from the Internet would adversely impact sales of our IP telephony and e-commerce products.

Our e-commerce revenues have declined in the past few years and we do not expect growth in this business.

Our e-commerce revenues have declined in the past few years. Consolidation has become the principal method for acquiring new merchants, and we do not expect organic growth in our merchant base nor do we anticipate adding merchants through acquisition of competitors. Larger service providers may offer their products and services at reduced prices and we may have to adjust our prices accordingly. As new technologies are developed and introduced, our e-commerce products may become less attractive to small business merchants.

Many of our competitors have greater resources available to them. If we fail to compete effectively with our competitors, our results of operation and viability will be negatively impacted.

The audio, IP telephony and electronic commerce industries are intensely competitive. We have competitors in these industries who have technologies and products that are similar to ours and compete directly with us. Many of these competitors are large, established companies with significantly greater resources than we have. If we are unable to develop and commercialize products that consumers view as superior to those of our competitors in terms of leading edge technology, performance, features, functions or price, among other elements, our results of operation will suffer.

Our products and technologies are based on our intellectual property. If we fail to adequately protect our intellectual property our business will suffer, and if we are sued for infringement by a third party we will incur significant legal expenses and may be required to pay substantial fees and/or cease using any such intellectual property.

Our success depends largely on our ability to protect our proprietary technologies and to keep infringers from using and marketing our technologies. We rely upon U.S. and international patent, copyright, trade secret and trademark laws to protect our intellectual property. We also rely on contractual obligations such as non-disclosure agreements. Third parties may copy our technologies and we may be unable to prevent the sale of infringing products. Also, third parties may successfully develop products which compete with our products and which do not infringe our intellectual property rights. In addition, third parties may successfully assert that our technologies and products infringe their products and that our patents are invalid. Our business will suffer if we are not successful in defending our intellectual property, and we will incur significant legal expenses if we must defend third party infringement claims. In addition, we may be ordered to pay substantial penalties and/or cease using certain intellectual property if we are found to have infringed on the intellectual property rights of a third party.

New equity financing would dilute current shareholders.

If we raise funds through future equity financing, it will have a dilutive effect on existing holders of our shares by reducing their percentage ownership. The shares may be sold at a time when the market price is low because we need the funds. This will dilute existing holders more than if our stock price were higher. In addition, private equity financings normally involve shares sold at a discount to the current public market price. Our articles of incorporation allow us to issue an unlimited number of common and preferred stock. Therefore, there is no theoretical cap on the amount of dilution our investors may suffer in subsequent financings.

The market price of our common shares has been and continues to be volatile.

The trading price of our common shares on the NASDAQ Capital Market has been and continues to be volatile. During the twelve months ending on March 28, 2006 our stock price has ranged from a high of $ 4.86 to a low of $2.15. The market price may be affected by announcements of, among other things:

•	new products by our competitors;

•	fluctuations in our operating results;

•	assertions of intellectual property infringement made by us against third parties or by third parties against us; and

•	changes in our financial position.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could have a materially adverse impact on our financial results.

If we experience rapid growth and do not manage it effectively our business and financial results will suffer.

If our technologies and products achieve wide acceptance we may experience rapid growth. We may have to hire more employees including additional management, improve our financial and control systems, and expand and manage our technical, sales and support services operations. We would need increased revenues and/or additional funding to operate these increased activities. If we do not manage our growth effectively our business and financial results will suffer.

We depend on key employees and our business may suffer if we are not able to keep these employees or hire and train replacements.

Our success depends on the skills, experience and performance of our senior management and certain other key personnel. We do not carry key personnel insurance on these employees. Experienced management and highly skilled engineers and software programmers are critical to the success of our business and are in high demand. We would suffer adverse effects if we are unable to successfully retain our key personnel, or hire and train suitable replacements.

Some of our directors and officers may in the future have potential conflicts of interest between their positions with QSound and their positions as executives or directors of companies that are in the same industries in which we engage.

Some of our officers and directors may in the future have conflicts of interest due to involvement as shareholders, officers, directors or partners of businesses that are engaged in the audio technology, IP telephony or e-commerce industries. These conflicts could include time and effort devoted to QSound, competition for customers and suppliers and interest in material contracts.  Although our by-laws and our corporate legislation require disclosure of conflicts of interest, and our code of ethics prohibits such conflicts, should a conflict arise our business could be adversely affected.

We are incorporated in Alberta, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.

We are incorporated in the Province of Alberta, Canada. Certain of our directors and officers live in Canada, and most of our assets, and the assets of those officers and directors, are located in Canada. As a result, it may be difficult for investors to effect service of legal process within the United States upon directors and officers who are not United States residents. Also, there is uncertainty as to the enforceability in Canada, in original actions or for enforcement of judgments of U.S. courts, of civil liabilities predicated upon U.S. federal or state securities laws.

SELLING SHAREHOLDERS

The table below lists each person who may resell shares pursuant to this prospectus and, in addition, sets forth the following:

•	The number of common shares outstanding beneficially owned by the investor prior to the offering;

•	the number of shares registered for sale in the offering and issuable upon exercise of warrants;

•	the number of common shares owned by the investor after the offering, assuming it sells all of the shares registered for its benefit.

The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to options or warrants currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 9,229,785 common shares outstanding as of April 11, 2006, together with any applicable options, warrants or convertible debt for that shareholder. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.

	Shares Owned Before the Offering(1)				Shares Owned After the Offering(2)

Name and Address	Number		Percent	Shares Being Offered	Number	Percent

Philips Electronics North America	350,000		3.8%	350,000	0	0
Corp.
1251 Avenue of the Americas
New York, New York 10020 USA

Michael Kellogg	415,259		4.5%	25,000	390,259	3.5%
12021 Wilshire Blvd. #862
Los Angeles, CA 90025

Craigen LT Maine Revocable	99,929	(3)	1%	40,000	59,929	*
Family Trust 6/4/1980
1083 N. Collier Blvd
# 183 Marco Island, FL 34145

Stonefly Partners LP	25,000		*	25,000	0	0
One Federal Street, 18th Floor
Boston, MA 02110

Richard J. Werdesheim and Lynne	61,300		*	60,000	1300	*
Werdesheim TTEES FBO
Werdesheim Family Trust DTD 10/14/86
3670 Paseo Primaro
Calabasas CA 91302

Kaufman Bros. L.P.	75,000	(4)	*	75,000	0	0
800 Third Avenue - 25th Floor
New York, New York 10022

Fred and Lenore Kayne Family Trust	665,346	(5)	7.2%	153,846	511,500	5.1%
U/A/D 2004
c/o Fortune Financial
1800 Avenue of the Stars
Suite 310
Los Angeles CA 90067

Bel-Cal Joint Venture(6)	332,216	(7)	3.6%	153,846	178,130	1.8%
c/o Westminster Capital
9665 Wilshire Blvd., Suite M10
Beverly Hills, CA 90212

Donald Wohl	148,000	(8)	*	80,000	68,000	*
c/o Fortune Financial
1800 Avenue of the Stars
Suite 310
Los Angeles CA 90067

Hyman Belzberg	80,000	(4)	*	80,000	0	*
1420 540 5th Ave SW
Calgary, AB T2P 0M2

Andrea Kayne Kaufman	75,000	(4)	*	75,000	0	*
432 West Grant Place, #2E
Chicago IL 60614

Stephen Kayne	75,000	(4)	*	75,000	0	*
4511 Roma Court
Los Angeles, CA 90292

Anthony Wall	10,000	(4)	*	10,000	0	*
760 Arcady Road
Santa Barbara, CA 93108

Kendra Altman	26,666	(4)	*	26,666	0	*
266 19th Street
Santa Monica, CA 90402

	Shares Owned Before the Offering(1)				Shares Owned After the Offering(2)

Name and Address	Number		Percent	Shares Being Offered	Number	Percent

Philips Electronics North America	350,000		3.8%	350,000	0	0
Greggory Belzberg	26,667	(4)	*	26,667	0	*
9140 St. Ives Drive
Los Angeles, CA 90069

Elana Belzberg	26,667	(4)	*	26,667	0	*
9036 Cynthia St
West Hollywood, CA 90069

(1)	Includes all shares beneficially owned by the shareholder as of the date hereof as determined according to the paragraph above.
(2)	Assumes the sale of all shares offered by this prospectus, although the selling shareholders are under no obligations known to us to sell any of the common shares.
(3)	40,000 of these shares are issuable upon the exercise of warrants.
(4)	These shares are issuable upon the exercise of warrants.
(5)	153,846 of these shares are issuable upon conversion of a convertible loan.
(6)	Bel-Cal Joint Venture is owned 50% by Bel-Cal Properties which is owned by William Belzberg and 50% by Bel-Alta Properties which is owned by Hyman Belzberg.
(7)	153,846 of these shares are issuable upon conversion of a convertible loan.
(8)	80,000 of these shares are issuable upon the exercise of warrants.
*	Less than 1% ownership

The selling shareholders acquired the common shares in the ordinary course of business and at the time of the offering did not have any arrangements or understandings with any person to distribute the shares. No selling shareholder has held a position as a director or executive officer nor has had a material employment relationship with us or any of our affiliates, or our or their predecessors, within the past 3 years.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of the shares being offered under this prospectus on The NASDAQ Capital Market or in private transactions directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. We will receive no proceeds from the sale of shares by the selling shareholders. We will however incur all costs associated with this registration statement, which costs will be paid out of cash on hand.

The shares covered by this prospectus to be sold from time to time by the selling shareholders may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	"at the market" to or through market makers or into an existing market for the common shares;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

•	transactions to cover short sales;

•	broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of these methods of sale;

•	any other method permitted by applicable law; or

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise).

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act 1933 in connection with these sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

QSound is a corporation existing under the laws of the Province of Alberta and the majority of its assets and operations are located outside the United States. QSound has appointed an agent to receive service of process with respect to any action brought against it in any federal or state court in the State of Arizona. However, it may not be possible for holders to enforce outside the United States judgments against QSound obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of QSound are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against QSound or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against QSound or such persons predicated upon the United States federal and state securities laws.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of February 28, 2006. Our capitalization is presented:

•	on an actual basis;

•	on a pro forma basis to reflect the private sale of 500,000 common shares of QSound upon the exercise of warrants for gross proceeds of $520,000, the private sale of 400,000 common shares of QSound upon the exercise of warrants for gross proceeds of $1,800,000, the private sale of 75,000 common shares of QSound upon the exercise of warrants for gross proceeds of $582,750, and the private sale of 307,692 common shares of QSound upon the conversion of a convertible promissory note in the amount of $1,000,000 issued in March, 2006.

As at February 28, 2006 (unaudited)

	Actual	Pro Forma
Debt:
Current liabilities	$ 347,652	$ 347,652

Total Debt	$ 347,652	$ 347,652

Shareholders’ equity:

Total shareholders’ equity	$2,404,348	$6,307,098
Actual common shares outstanding 8,724,785
Pro forma common shares outstanding 10,007,477

Total capitalization	$2,752,000	$6,654,750

DESCRIPTION OF SECURITIES

We are authorized to issue an unlimited number of common shares with no par value, an unlimited number of first preferred shares, and an unlimited number of second preferred shares. These shares are described as follows:

Common Shares: As of April 11, 2006 there are 9,229,785 common shares issued, which are held by 411 registered shareholders. Holders of common shares are entitled to one vote for each share they own on any matter that is submitted to a shareholder vote, unless only a different class of shareholders, for example holders of preferred share, is entitled to vote on that matter. Our board of directors may declare dividends for distribution to holders of common shares. If QSound is dissolved or liquidated, we must use our assets to pay liabilities and any remaining assets would be distributed:

•	firstly to preferred shareholders if their preferred shares carry the right to distribution of assets in priority to distribution of assets to common shareholders; and

•	secondly to the holders of common shares, in proportion to the number of shares they own.

All of the common shares are validly issued and have been fully paid for. At meetings of shareholders two persons present in person or by proxy, and each owning at least one common share, constitute a quorum for purposes of selecting a chairman for the meeting or adjourning the meeting. For transacting any business at a shareholders meeting, two persons present in person or by proxy and holding at least five percent of our issued shares must be present.

Preferred Shares: As of April 11, 2006 there were no preferred shares issued. Our board of directors may issue an unlimited number of first preferred shares and second preferred shares and may attach various privileges and restrictions to the preferred shares such as:

•	the right for preferred shares to be converted into common shares;

•	the right for QSound to buy back preferred shares;

•	the right for QSound to set aside a certain amount of funds each year to buy back a portion of the preferred shares; and

•	restrict the right of preferred shareholders to vote.

Dividends are paid to first preferred shareholders before they are paid to to second preferred shareholders or to common shareholders. Dividends are paid to second preferred shareholders before they are paid to common shareholders. If we dissolve or are liquidated, any assets left after payment of our liabilities are shared firstly by first preferred shareholders, secondly by second preferred shareholders and thirdly any remaining assets are distributed to common shareholders.

A summary of Canadian laws and regulations that affect the rights of U.S. shareholders and certain U.S. federal tax implications of owning and selling our shares can be found in Item 10. contained in the Annual Report on Form 20-F for the year ended December 31, 2005.

MARKETS

Our shares trade (since January, 1989) on The NASDAQ Capital Market under the symbol QSND (formerly QSNDF). Our shares traded during the periods and at the prices set out below on The NASDAQ Capital Market.

The high and low market prices for the last five fiscal years:

Fiscal Year	High	Low

2005	8.47	2.15
2004	8.40	1.52
2003	2.65	1.01
2002	2.28	0.53
2001	4.87	0.42

The high and low market prices for each of the four quarters of 2005 and 2004 and the first quarter of 2006:

Quarter Ending		High	Low

March	2006	4.74	3.25
December	2005	4.86	2.15
September	2005	4.04	3.05
June	2005	4.50	3.40
March	2005	8.47	4.34
December	2004	8.40	4.55
September	2004	6.75	3.73
June	2004	7.54	1.91
March	2004	2.75	1.52

The high and low market prices for each of the last six months:

Month		High	Low

March	2006	4.71	3.75
February	2006	4.74	3.65
January	2006	4.43	3.25
December	2005	4.86	3.81
November	2005	3.99	2.15
October	2005	3.10	2.22

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares or other securities. We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

USE OF PROCEEDS

QSound will not receive any proceeds as a result of sales of shares by the selling shareholders. If any of the warrants are exercised (excluding warrants exercised on a cashless basis), QSound will receive the exercise price of the warrants which will be used for working capital. The maximum aggregate exercise price of the warrants is $2,382,750. The selling shareholders are under no obligation to exercise the warrants and there can be no assurance that the selling shareholders will do so. If any of the notes are converted, QSound will not receive the exercise price in cash, but its indebtedness under the notes will be reduced.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts. Set forth below are expenses to be paid by us in connection with distribution of the common shares being registered on behalf of the selling shareholders. All amounts shown are estimates except for the Securities Exchange Commission registration fees.

Securities and Exchange Commission Registration Fee	$579.15
Legal Fees and Expenses	$10,000.00
Blue Sky Fees and Expenses	$ 0.00
Stock Exchange Listing Fees	$0.00
Accounting Fees	$10,000.00
Total	$20,579.15

LEGAL MATTERS

The validity of the issuance of common shares which are offered in this prospectus will be passed upon by Joanna Varvos, Esq., corporate secretary of QSound.

EXPERTS

The consolidated financial statements of QSound as of December 31, 2005 and for the year then ended have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of QSound as of December 31, 2004 and for each of the years in the two year period ended December 31, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and of Canadian provincial securities laws and regulations in Alberta, Ontario and British Columbia. We file reports, registration statements and other information with the SEC and with Canadian provincial securities regulators. Our reports, registration statements and other information can be found on the SEC website www.sec.gov, on the Canadian System for Electronic Document Analysis and Retrieval website www.sedar.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at the same address, or by calling the SEC at 1-800-SEC-0330.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement.

a)	Our latest annual report on Form 20-F filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the fiscal year ended December 31, 2005.

b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

c)	The description of our securities contained in our registration statement under on Form 20-F filed with the Securities and Exchange Commission on September 28, 1988.

Prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, we also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Exchange Act submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Corporate Secretary, QSound Labs, Inc. at 400 – 3115 12th Street NE, Calgary, Alberta, Canada T2E 7J2, phone number (403) 291-2492.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

Item 8.    Indemnification of Directors and Officers

The laws of Alberta and QSound’s Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

Section 124 of the Alberta Business Corporation Act (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director of officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits on the person’s defense of the action or proceeding,

(b)	fulfills the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)	in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

For the purposes of Section 124, “Court” means the Court of Queen’s Bench of Alberta.

Our Articles provide that, subject to the provisions of the ABCA, except in respect of an action by or on behalf of QSound or a body corporate to procure a judgment in its favour, we shall indemnify a current or former director of officer, or a person who acts or acted at our request as a director or officer of a corporation of which we are or were a shareholder or a creditor, and the person’s heirs and legal representatives from and against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of QSound or body corporate, if: (a) the person acted honestly and in good faith with a view to the best interests of QSound; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his conduct was lawful.

Our Articles further provide that, subject to the approval of a Court, we shall indemnify a current or former director or officer, or a person who acts as a director or officer of a corporation of which we are or were a shareholder or a creditor, and the person’s heirs and legal representatives, in respect of an action by or on behalf of QSound or a body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or officer or body corporate, from and against all costs, charges and expenses reasonably incurred by the person in connection with such action if the person fulfills the conditions set out in sections (a) and (b) of the preceding paragraph. A person referred to in this paragraph shall be entitled to indemnity from QSound in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of QSound or body corporate, if the person seeking indemnity: (a) was substantially successful on the merits of the person’s defense of the action or proceeding; and (b) fulfills the conditions set out in sections (a) and (b) of the preceding paragraph.

Item 9.    Exhibits

Exhibit Number	Document Description

4.1	Warrant for the Purchase of Shares of Common Stock dated December 16, 2004 issued by QSound Labs, Inc. to Kaufman Bros L.P.

4.2	Form of Convertible Promissory Note dated March 27, 2006 issued by QSound Labs, Inc.

4.3	Form of Share Purchase Warrant dated March 27, 2006 issued by QSound Labs, Inc.

5.1	Opinion of Joanna Varvos, Esq.

23.1	Consent of Joanna Varvos, Esq. (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)

Item 10.   Undertakings

(a)	Rule 415 Offering.

QSound hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided that with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QSound Labs, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on April 13, 2006.

QSOUND LABS, INC. BY: /s/ David Gallagher _____________________________________ David J. Gallagher Director, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Gallagher and Joanna Varvos, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Gallagher ____________________________________ David Gallagher	President, Chief Executive Officer and Director (Principal Executive, Accounting and Financial	April 13, 2006

/s/ Stanley McDougall ____________________________________ Stanley McDougall	Director	April 13, 2006

/s/ Patty Chakour ____________________________________ Patty Chakour	Director and Authorized U.S. Representative	April 13, 2006

/s/ Tony Stelliga ____________________________________ Tony Stelliga	Director	April 13, 2006

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Warrant for the Purchase of Shares of Common Stock dated December 16, 2004 issued by QSound Labs, Inc. to Kaufman Bros L.P.

4.2	Form of Convertible Promissory Note dated March 27, 2006 issued by QSound Labs, Inc.

4.3	Form of Share Purchase Warrant dated March 27, 2006 issued by QSound Labs, Inc.

5.1	Opinion of Joanna Varvos, Esq.

23.1	Consent of Joanna Varvos, Esq. (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)